Exhibit 23.0

Independent Registered Public Accounting Firm’s Consent

The Board of Directors
First BancTrust Corporation

We consent to the incorporation by reference in the registration statement of First BancTrust Corporation on Form S-8 (Registration Statement Nos. 333-114943 and 333-134282) of our report dated March 12, 2008 on our audits of the consolidated balance sheets of First BancTrust Corporation as of December 31, 2007 and 2006 and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007, which report is included in this Annual Report on Form 10-K.

/s/ BKD, LLP
Decatur, Illinois
March 24, 2008